FOR IMMEDIATE RELEASE:

Golub Capital BDC, Inc. Declares Third Fiscal Quarter Dividend of $0.32 Per Share and Announces Quarter Ended March 31, 2011 Financial Results

CHICAGO, IL, May 5, 2011 – Golub Capital BDC, Inc., a business development company (NASDAQ: GBDC), today announced its financial results for the second fiscal quarter ended March 31, 2011.

Except where the context suggests otherwise, the terms "we," "us," "our," and "Company," refer to Golub Capital BDC, Inc. and its Subsidiaries.  “GC Advisors” refers to GC Advisors LLC, our investment adviser.

SELECTED FINANCIAL HIGHLIGHTS

(in thousands, expect per share data)

	March 31, 2011	December 31, 2010
Investment portfolio	$389,060	$382,414
Total assets	$459,519	$460,314
NAV per share	$14.75	$14.74

	Quarter Ended
	March 31, 2011	December 31, 2010
Investment income	$9,111	$9,137
Net investment income	$5,181	$5,233
Net realized and unrealized gain	$695	$729
Net increase in net assets resulting from operations	$5,876	$5,962

Net earnings per share	$0.33	$0.34
Net investment income per share	$0.29	$0.30
Net realized and unrealized gain per share	$0.04	$0.04

Second Fiscal Quarter 2011 Highlights

•
Net increase in net assets resulting from operations for the quarter ended March 31, 2011 was $5.9 million, or $0.33 per share, as compared to $6.0 million, or $0.34 per share, for the quarter ended December 31, 2010;

•
Net realized and unrealized gains on investments for the quarter ended March 31, 2011 was $0.7 million, or $0.04 per share, as compared to $0.7 million, or $0.04 per share, for the quarter ended December 31, 2010;

•	Net investment income for the quarter ended March 31, 2011 was $5.2 million, or $0.29 per share, as compared to $5.2 million, or $0.30 per share, for the quarter ended December 31, 2010;

•	Our board of directors declared a third quarter distribution on May 3, 2011 of $0.32 per share, payable on June 29, 2011 to shareholders of record on of June 17, 2011

Portfolio and Investment Activities

At March 31, 2011, the Company had investments in 98 portfolio companies, with a total fair value of $389.1 million.  The portfolio consisted of $217.2 million of senior secured loans, $113.8 million of unitranche loans, $26.3 million of second lien loans, $24.8 million of subordinated debt and $7.0 million of common equity investments.   This compares to the portfolio as of December 31, 2010, which had investments in 98 portfolio companies with a total fair value of $382.4 million and consisted of $226.8 million of senior secured loans, $98.1 million of unitranche loans, $26.3 million of second lien loans, $24.8 million of subordinated debt, and $6.4 million of common equity investments.

For the three months ended March 31, 2011, the Company originated $54.6 million in new investment commitments of which 67% were senior secured loans, 32% were unitranche loans, and 1% were equity securities.  Sales and repayments on investments for the same period totaled $46.0 million. The Company expects to continue to invest in a mix of mezzanine and senior secured loans to obtain a high level of current income and to preserve capital.

For the quarter ended March 31, 2011, weighted average annualized investment income yield (which includes interest income and amortization of fees and discounts) and the weighted average annualized interest income yield (which excludes income resulting from amortization of fees and discounts) on the fair value of investments in the Company’s portfolio was 9.9% and 8.3%, respectively.

Consolidated Results of Operations

Total investment income for the three months ended March 31, 2011 and December 31, 2010 was $9.1 million and $9.1 million, respectively.  For the three months ended March 31, 2011, total investment income consisted of $7.9 million in interest income from investments and $1.2 million in income from the amortization of discounts and origination fees. For the three months ended December 31, 2010, total investment income consisted of $7.2 million in interest income from investments and $1.9 million in income from the amortization of discounts and origination fees.

Total expenses for the three months ended March 31, 2011 and December 31, 2010 were $3.9 million and $3.9 million, respectively.  During the three months ended March 31, 2011, interest expense decreased by $0.1 million, which was offset by an increase in management fees, incentive fees, and administrative service fees.   Management fees, incentive fees, and administrative service fees increased by a combined $0.1 million due to higher average invested assets and realized gains during the quarter. The decrease in interest expense was driven by a lower effective interest rate during the three months ended March 31, 2011.

During the three months ended March 31, 2011 and December 31, 2010, the Company had $1.0 and $0.9 million of net realized gains, respectively.  During the three months ended March 31, 2011 and December 31, 2010, the Company recorded net unrealized depreciation of $(0.4) million and $(0.1) million, respectively.

“As expected, new deal activity slowed in January and February, but has since rebounded,” commented David B. Golub, Chief Executive Officer of Golub Capital BDC.  “We expect origination and growth in total investments to be robust in the quarter ended June 30, 2011.   With the proceeds of our recent follow-on offering and additional borrowings through our SBIC, we are well-positioned to take advantage of opportunities to grow our portfolio, advance toward our targeted asset mix, and grow net investment income.”

During the month of April 2011, we invested approximately $33.3 million in new middle market portfolio companies.

Liquidity and Capital Resources

As of March 31, 2011, the Company had cash and cash equivalents of $43.9 million, restricted cash of $16.1 million and $194.0 million of total debt outstanding.

On April 6, 2011, the Company closed on a public offering of 3,500,000 shares of its common stock at a public offering price of $15.75 per share, raising approximately $52.6 million in proceeds, net of offering costs.  On May 2, 2011, the Company sold an additional 453,257 shares of its common stock at a price of $15.75 per share pursuant to the underwriters’ partial exercise of the over-allotment option the Company granted to the underwriters in connection with the public offering of the 3,500,000 shares of common stock.  Proceeds, net of offering costs, received by the Company for the partial exercise were approximately $6.8 million.

On May 3, 2011, the Company’s board of directors declared a quarterly distribution of $0.32 per share, payable on June 29, 2011 to holders of record as of June 17, 2011.  Additionally, on May 3, 2011, the Company’s board of directors approved an amendment to the Dividend Reinvestment Plan (“DRIP”) that in the event the market price per share of the Company’s common stock on the date of a distribution exceeds the most recently computed net asset value per share of the common stock, the Company will issue shares of common stock to participants in the DRIP at the greater of the most recently computed net asset value per share of common stock or 95% of the current market price per share of common stock (or such lesser discount to the current market price per share that still exceeds the most recently computed net asset value per share of common stock).  This amendment is expected to be effective for the distribution payable on June 29, 2011 to holders of record as of June 17, 2011.

Portfolio and Asset Quality

GC Advisors regularly assesses the risk profile of each of the Company’s investments and rates each of them based on the following categories:

Risk Ratings Definition
Rating	Definition

5	Involves the least amount of risk in our portfolio. The borrower is performing above expectations, and the trends and risk factors are generally favorable.

4	Involves an acceptable level of risk that is similar to the risk at the time of origination. The borrower is generally performing as expected, and the risk factors are neutral to favorable.

3
Involves a borrower performing below expectations and indicates that the loan’s risk has increased somewhat since origination. The borrower may be out of compliance with debt covenants; however; loan payments are generally not past due.

2
Involves a borrower performing materially below expectations and indicates that the loan’s risk has increased materially since origination. In addition to the borrower being generally out of compliance with debt covenants, loan payments may be past due (but generally not more than 180 days past due).

1
Indicates that the borrower is performing substantially below expectations and the loan risk has substantially increased since origination. Most or all of the debt covenants are out of compliance and payments are substantially delinquent. Loans graded 1 are not anticipated to be repaid in full, and we reduce the fair market value of the loan to the amount we anticipate recovering.

The following table shows the distribution of our investments on the 1 to 5 investment performance rating scale at fair value as of March 31, 2011 and December 31, 2010:

	March 31, 2011		December 31, 2010
Investment	Investments	Percentage of	Investments	Percentage of
Performance	at Fair Value	Total	at Fair Value	Total
Rating	(In thousands)	Investments	(In thousands)	Investments
5	$67,250	17.3%	75,836	19.9%
4	275,563	70.8%	277,356	72.5%
3	41,915	10.8%	24,908	6.5%
2	4,332	1.1%	4,314	1.1%
1	-	0.0%	-	0.0%
Total	$389,060	100.0%	$382,414	100.0%

Conference Call

The Company will host an earnings conference call at 11:00 a.m. (Eastern Time) on Friday, May 6, 2011.  All interested parties may participate in the conference call by dialing (800) 897-4057 approximately 10-15 minutes prior to the call; international callers should dial (212) 231-2919. Participants should reference Golub Capital BDC, Inc. when prompted. For a slide presentation that we intend to refer to on the earnings conference call, please visit the Events and Presentations link on the homepage of our website (www.golubcapitalbdc.com) and click on the Investor Presentations link to find the March 31, 2011 Investor Presentation.  An archived replay of the call will be available shortly after the call until 1:30 p.m. (Eastern Time) on May 27, 2011. To hear the replay, please dial (800) 633-8284. International dialers, please dial (402) 977-9140. For all replays, please reference program ID number 21520746.

Golub Capital BDC, Inc. and Subsidiaries
Consolidated Statements of Financial Condition (unaudited)
(In thousands, except share and per share data)

	March 31, 2011	December 31, 2010
Assets
Investments, at fair value (cost of $390,629 and $383,507 respectively)	$389,060	$382,414
Cash and cash equivalents	43,866	41,389
Restricted cash and cash equivalents	16,050	27,618
Interest receivable	2,181	2,194
Receivable for investments sold	4,389	2,895
Deferred financing costs	3,351	3,548
Deferred offering costs	593	-
Other assets	29	256
Total Assets	$459,519	$460,314

Liabilities
Debt	$194,000	$194,000
Interest payable	935	2,576
Management and incentive fees payable	1,590	1,693
Accounts payable and accrued expenses	1,017	570
Total Liabilities	197,542	198,839

Net Assets
Preferred stock, par value $0.001 per share, 1,000,000 shares authorized, zero shares issued and outstanding as of March 31, 2011 and
December 31, 2010	$-	$-
Common stock, par value $0.001 per share, 100,000,000 shares authorized, 17,755,976
and 17,738,197 shares issued and outstanding, respectively	18	18
Paid in capital in excess of par	260,455	260,152
Capital distributions in excess of net investment income	(1,875)	(1,379)
Net unrealized appreciation on investments	1,494	1,848
Net realized gains (losses) on investments	1,885	836
Total Net Assets	261,977	261,475
Total Liabilities and Total Net Assets	$459,519	$460,314

Number of common shares outstanding	17,755,976	17,738,197
Net asset value per common share	$14.75	$14.74

Golub Capital BDC, Inc. and Subsidiaries
Consolidated Statements of Operations (unaudited)
(In thousands, except share and per share data)
	Three months ended
	March 31, 2011	December 31, 2010
Investment income
Interest	$9,111	$9,137

Total investment income	9,111	9,137

Expenses
Interest and other debt financing expenses	1,467	1,577
Base management fee	1,341	1,284
Incentive fee	221	190
Professional fees	491	567
Administrative service fee	214	174
General and administrative expenses	196	112

Total expenses	3,930	3,904

Net investment income	5,181	5,233

Net gain (loss) on investments
Net realized gains (losses) on investments	1,049	876
Net change in unrealized (depreciation) appreciation on investments	(354)	(147)

Net gain on investments	695	729

Net increase in net assets resulting from operations	$5,876	$5,962

Per Common Share Data
Basic and diluted earnings per common share	$0.33	$0.34
Dividends and distributions declared per common share	$0.32	$0.31
Basic and diluted weighted average common shares outstanding	17,738,395	17,712,724

ABOUT GOLUB CAPITAL BDC, INC.

Golub Capital BDC, Inc. principally invests in senior secured, unitranche, mezzanine and second lien loans of middle-market companies that are, in most cases, sponsored by private equity investors. Golub Capital BDC’s investment activities are managed by its investment adviser, GC Advisors LLC, an affiliate of the Golub Capital group of companies ("Golub Capital").

ABOUT GOLUB CAPITAL

Golub Capital, founded in 1994, is a leading lender to middle-market companies. In 2010, Golub Capital was named "Middle Market Lender of the Year" by Buyouts Magazine and "Debt Financing Agent of the Year" and "Mezzanine Financing Agent of the Year" by M&A Advisor. As of March 31, 2011, Golub Capital managed approximately $4.5 billion of capital, with a team of investment professionals in New York, Chicago and Atlanta.

FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contact:

Ross Teune
312-284-0111
rteune@golubcapital.com